Exhibit 99

                 PREMIERWEST BANCORP AND TIMBERLINE BANCSHARES
                                ANNOUNCE MERGER

     MEDFORD, Oregon - PremierWest Bancorp (OTCBB: "PRWT") and Timberline Bancshares, Inc. (OTCBB: "TBLS"), the holding company for Timberline Community Bank, today announced that they had entered into a definitive agreement for the acquisition of Timberline Bancshares, Inc. by PremierWest Bancorp and the merger of Timberline Community Bank into PremierWest Bank, PremierWest Bancorp's banking subsidiary.

     Under this transaction, Timberline Bancshares shareholders will receive $13.50 for each Timberline Bancshares share held, payable at the election of Timberline Bancshares' shareholders in cash, or in shares of PremierWest Bancorp stock, or a combination of cash and shares of PremierWest Bancorp stock under certain terms and limitations set forth in the agreement.

     John Anhorn, Chief Executive Officer of PremierWest Bancorp, stated: "The acquisition is a major step in our growth strategy along the I-5 corridor by extending our market presence into northern California. Timberline Community Bank is a great fit for our bank. It's employees provide the same attention and service to their customers as we provide to ours. We expect the integration to go smoothly and be accretive to earnings in 2001."

     Robert  Youngs,  Chairman  and  CEO  of  Timberline  Bancshares,  stated:
"PremierWest offered a proposal which we think is in the best interests of both our shareholders and our customers. We have watched the progress and performance of PremierWest and are pleased to join their fine organization. The merger will give increased value to our shareholders and our customers will receive new products and services. We view this as a win for all parties."

     The merger is expected to close in the first quarter of 2001 following shareholder and regulatory approvals. The combined organization will have assets of over $425 million and 20 branch offices located in Southern Oregon and Northern California.

     PremierWest Bancorp, headquartered in Medford, is the parent company of PremierWest Bank. At September 30, 2000, PremierWest Bancorp had consolidated assets of $331 million and deposits of $276 million.

     Timberline Bancshares and its banking subsidiary Timberline Community Bank, headquartered in Yreka, California had assets of $96.8 million and deposits of $87.5 at September 30, 2000. Timberline Community Bank was founded in 1979 and operates eight branches in Siskiyou County, California.

     This press release includes forward looking statements, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, economic conditions, the timing and receipt of regulatory and shareholder approvals, acquisition risk factors including costs of integration and anticipated savings, as well as others set forth from time to time in PremierWest Bancorp's filings with the SEC.